As filed with the Securities and Exchange Commission on July 30, 2015
Registration No. 333- 205447

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
FelCor Lodging Limited Partnership
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	6798 (Primary Standard Industrial Classification Code Number of each Registrant)	75-2544994 (I.R.S. Employer Identification Number.)

545 E. John Carpenter Freeway, Suite 1300
Irving, Texas 75062
(972) 444-4900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of each Registrant’s Principal Executive Offices)
See Table of Additional Registrants Below
Jonathan H. Yellen
Executive Vice President, General Counsel and Secretary
545 E. John Carpenter Freeway, Suite 1300
Irving, Texas 75062
(972) 444-4900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Robert W. Dockery, Esq.
Polsinelli PC
2501 N. Harwood Street, Suite 1900
Dallas, Texas 75201
(214) 661-5505
Approximate date of commencement of proposed sale to public:
As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non‑accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e‑4(i) (Cross‑Border Company Tender Offer) ☐
Exchange Act Rule 14d‑1(d) (Cross‑Border Third‑Party Tender Offer ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)
6.000% Senior Notes due 2025	$475,000,000	100%	$475,000,000	$55,195 (3)
Guarantees of 6.000% Senior Notes due 2025	—	—	—	— (2)

(1)	Calculated pursuant to Rule 457(f) of the Securities Act of 1933.

(2)	Pursuant to Rule 457(n) of the Securities Act of 1933 no separate fee is payable for the guarantees.

(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Exact Name of Additional Registrants [1]	Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
FelCor Lodging Trust Incorporated	Maryland	72-2541756
FelCor/CSS Holdings, L.P.	Delaware	75-2620463
FelCor Canada Co.	Nova Scotia	75-2773637
FelCor Hotel Asset Company, L.L.C.	Delaware	75-2770156
FelCor TRS Borrower 4, L.L.C.	Delaware	20-3900525
FelCor TRS Holdings, L.L.C.	Delaware	75-2916176
FelCor Copley Plaza, L.L.C.	Delaware	27-3158742
FelCor Esmeralda (SPE), L.L.C.	Delaware	26-1439076
FelCor St. Pete (SPE), L.L.C.	Delaware	26-1438830
Madison 237 Hotel, L.L.C.	Delaware	45-1137528
Royalton 44 Hotel, L.L.C.	Delaware	45-1137592
FelCor/CMB Buckhead Hotel, L.L.C.	Delaware	75-2874830
FelCor/CMB Marlborough Hotel, L.L.C.	Delaware	75-2874832
FelCor/CMB Orsouth Holdings, L.P.	Delaware	75-2874752
FelCor S-4 Hotels (SPE), L.L.C.	Delaware	27-2417869
FelCor/CMB SSF Holdings, L.P.	Delaware	75-2874828
FCH/PSH, L.P.	Delaware	75-2734269
FelCor Milpitas Owner, L.L.C.	Delaware	46-1382373
FelCor Dallas Love Field Owner, L.L.C.	Delaware	46-1365964
Myrtle Beach Owner, L.L.C.	Delaware	46-1484082

1 The address for each of the additional guarantor registrants is 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062.

EXPLANATORY NOTE
FelCor Lodging Limited Partnership and each of the additional registrants are filing this Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-4 (File No. 333-205447) (the “Registration Statement”) as an exhibit-only filing to re-file Exhibit 23.1 (the consent of our independent public accounting firm) previously filed with the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and Exhibit 23.1 filed herewith. The prospectus is unchanged and has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Section 6.7 of the Second Amended and Restated Agreement of Limited Partnership of FelCor Lodging Limited Partnership (“FelCor LP”), as amended (the “Partnership Agreement”), provides that, to the fullest extent permitted by law, but subject to the limitations expressly provided in the Partnership Agreement, FelCor Lodging Trust Incorporated (“FelCor”), or its successor or assigns, in its capacity as the general partner of FelCor LP (the “General Partner”), and any person who is or was an officer or director of the General Partner shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil or criminal, administrative or investigative, in which any such party may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (i) the General Partner, or any of its affiliates, (ii) an officer, director, employee, partner, agent or trustee of the General Partner, or any of its affiliates, or (iii) a person serving at the request of the Partnership in another entity in a similar capacity; provided, that in each case such party acted in good faith, in a manner which such party believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification pursuant to Section 6.7 shall be made only out of the Partnership assets.

The charter of FelCor, generally, limits the liability of FelCor's directors and officers to FelCor and the shareholders for money damages to the fullest extent permitted, from time to time, by the laws of the State of Maryland. The Maryland General Corporation Law (“MGCL”) authorizes Maryland corporations to limit the liability of directors and officers to the corporation and its stockholders for money damages except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit actually received or (ii) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The charter also provides, generally, for the indemnification of, and advance of expense on behalf of, directors and officers, among others, to the fullest extent permitted by Maryland law. The MGCL authorizes Maryland corporations to indemnify present and past directors and officers of the corporation or of another corporation for which they serve at the request of the corporation against judgments, penalties, fines, settlements and reasonable expenses (including attorneys' fees) actually incurred in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation in respect of which the person is adjudicated to be liable to the corporation), in which they are made parties by reason of being or having been directors or officers, unless it is proved that (i) the act or omission of the person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the person actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. The MGCL also provides that, unless limited by the corporation's charter, a corporation shall indemnify present and past directors and officers of the corporation who are successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against reasonable expenses (including attorneys' fees) incurred in connection with the proceeding. FelCor's charter does not limit the extent of this indemnity.

An indemnification agreement has been entered into between FelCor and (1) each of the directors of the Company; and (2) each Executive Vice President and certain Senior Vice Presidents of FelCor (each, an “Indemnitee”). The rights of an Indemnitee under the Indemnification Agreement complement any rights the Indemnitee may already have under FelCor's charter or bylaws, under Maryland law or otherwise. The Indemnification Agreement requires FelCor to indemnify and advance expenses and costs incurred by the Indemnitee in connection with any claims, suits or proceedings arising as a result of the Indemnitee's service as an officer or director of FelCor.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (“Securities Act”), may be permitted to directors and officers of FelCor pursuant to the foregoing provisions or otherwise, FelCor has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

FelCor may purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above. The MGCL authorizes Maryland corporations to purchase and maintain insurance for former or existing directors or officers of the corporation against any liability assessed against and incurred by such person in that capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under the MGCL. FelCor's charter does not limit this authority to obtain insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
(a)    Exhibits.

The following exhibits are filed herewith unless otherwise indicated:

Exhibit Number	Description of Exhibit
3.1
Articles of Amendment and Restatement dated May 19, 2015, amending and restating the Charter of FelCor (filed as Exhibit 3.1 to FelCor’s Form 8-K, dated May 20, 2015, and incorporated herein by reference).

3.1.1	Articles Supplementary dated May 19, 2015 (filed as Exhibit 3.2 to FelCor’s Form 8‑K, dated May 20, 2015, and incorporated herein by reference).
3.2	Amended and Restated Bylaws of FelCor (filed as Exhibit 3.3 to FelCor’s Form 8-K, dated May 20, 2015, and incorporated herein by reference).
4.1
Indenture, dated as of December 17, 2012, between FelCor LP, FelCor, the subsidiary guarantors party thereto, and U.S. Bank National Association, as trustee, collateral agent, registrar and paying agent (filed as Exhibit 4.1 to FelCor’s Form 8-K, dated December 19, 2012, and incorporated herein by reference).

4.1.1
First Supplemental Indenture, dated as of January 7, 2013, by and among FelCor, FelCor LP, certain of their subsidiaries, as guarantors, and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to FelCor’s Form 8-K, dated January 9, 2013, and incorporated herein by reference).

4.2
Indenture, dated as of May 21, 2015, between FelCor LP, FelCor, the subsidiary guarantors party thereto, and U.S. Bank National Association, as trustee, registrar and paying agent (filed as Exhibit 4.1 to FelCor’s Form 8-K, dated May 22, 2015, and incorporated herein by reference).

4.3
Registration Rights Agreement, dated May 21, 2015, among FelCor LP, FelCor, the subsidiary guarantors named therein, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC (filed as Exhibit 4.2 to FelCor’s Form 8-K, dated May 22, 2015, and incorporated herein by reference).

5.1*	Opinion of Polsinelli PC.
12.1*	Statement of Ratio of Earnings to Fixed Charges.
21.1*	List of Subsidiaries of FelCor.
21.2*	List of Subsidiaries of FelCor LP.
23.1**	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Polsinelli PC (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature pages hereto).
25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association to act as Trustee under the Indenture.
99.1*	Form of Letter of Transmittal.

---------------------
*Previously filed
**Filed herewith

(b)    Financial Statement Schedules:
All schedules have been incorporated herein by reference or omitted because they are not applicable or not required.
ITEM 22. UNDERTAKINGS.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post‑effective amendment to this registration statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post‑ effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)    Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;
(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or its securities provided by or on behalf of the undersigned registrants; and
(iv)    Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(d)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(e)    The undersigned registrant hereby undertakes to supply by means of a post‑effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on July 30, 2015.

FELCOR LODGING TRUST INCORPORATED,
a Maryland corporation
(Co-Registrant)

FELCOR LODGING LIMITED PARTNERSHIP,
a Delaware limited partnership
(Co-Registrant)

By:
its General Partner

By:	/s/ Jonathan H. Yellen
Jonathan H. Yellen
Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
*
Thomas J. Corcoran, Jr.	Chairman of the Board and Director	July 30, 2015
/s/ Richard A. Smith
Richard A. Smith	President and Chief Executive Officer and Director (Principal Executive Officer)	July 30, 2015
/s/ Michael C. Hughes
Michael C. Hughes	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	July 30, 2015
/s/ Jeffrey D. Symes
Jeffrey D. Symes	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 30, 2015
*
Glenn A. Carlin	Director	July 30, 2015
*
Robert F. Cotter	Director	July 30, 2015
*
Christopher J. Hartung	Director	July 30, 2015
*
Thomas C. Hendrick	Director	July 30, 2015
*
Charles A. Ledsinger	Director	July 30, 2015
*
Robert H. Lutz, Jr.	Director	July 30, 2015
*
Robert A. Mathewson	Director	July 30, 2015
*
Mark D. Rozells	Director	July 30, 2015

*By:	/S/ Jonathan H. Yellen
Jonathan H. Yellen Attorney-in-fact

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on July 30, 2015.

FelCor/CSS Holdings, L.P.,
a Delaware limited partnership

By:FelCor/CSS Hotels, L.L.C.,
its general partner

FelCor Canada Co.,
a Nova Scotia unlimited liability company

FelCor Hotel Asset Company, L.L.C.,
a Delaware limited liability company

FelCor TRS Borrower 4, L.L.C.,
a Delaware limited liability company

FelCor TRS Holdings, L.L.C.,
a Delaware limited liability company

FelCor Copley Plaza, L.L.C.,
a Delaware limited liability company

FelCor Esmeralda (SPE), L.L.C.,
a Delaware limited liability company

FelCor St. Pete (SPE), L.L.C.,
a Delaware limited liability company

Madison 237 Hotel, L.L.C.,
a Delaware limited liability company

Royalton 44 Hotel, L.L.C.,
a Delaware limited liability company

FelCor/CMB Buckhead Hotel, L.L.C.,
a Delaware limited liability company

FelCor/CMB Marlborough Hotel, L.L.C.,
a Delaware limited liability company

FelCor/CMB Orsouth Holdings, L.P.,

a Delaware limited partnership

By:FelCor/CMB Orsouth Hotel, L.L.C.,
a Delaware limited liability company,
its general partner

FelCor S-4 Hotels (SPE) L.L.C.,
a Delaware limited liability company

FelCor/CMB SSF Holdings, L.P.,
a Delaware limited partnership

By:FelCor/CMB SSF Hotel, L.L.C.,
a Delaware limited liability company,
its general partner

FCH/PSH, L.P.,
a Delaware limited partnership

By:FelCor/CSS Hotels, L.L.C.,
a Delaware limited liability company,
its general partner

FelCor Milpitas Owner, L.L.C.,
a Delaware limited liability company

FelCor Dallas Love Field Owner, L.L.C.,
a Delaware limited liability company

Myrtle Beach Owner, L.L.C.,
a Delaware limited liability company

By:	/s/ Jonathan H. Yellen
Jonathan H. Yellen
Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard A. Smith
Richard A. Smith	President and Chief Executive Officer and Manager/Director (Principal Executive Officer)	July 30, 2015
/s/ Jonathan H. Yellen
Jonathan H. Yellen	Executive Vice President, General Counsel, Secretary and Manager/Director	July 30, 2015
/s/ Michael C. Hughes
Michael C. Hughes	Executive Vice President and Chief Financial Officer (Principal Financial Officer) and Manager/Director	July 30, 2015
/s/ Jeffrey D. Symes
Jeffrey D. Symes	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	July 30, 2015